Exhibit 99.1

News from Aon

Media Contact: Kelly Drinkwine +1.312.381.2684 kelly.drinkwine@aon.com	Investor Relations Contact: Scott Malchow +1.312.381.3983 scott.malchow@aon.com

For immediate release

Aon Affinity completes acquisition of Access Plans

HATBORO, Penn. (June 1, 2012) – Aon Affinity, the consumer, association and group program business of Aon Risk Solutions, today announced it completed on May 31 its acquisition of Access Plans, a marketing company specializing in turnkey, private-label membership benefit plans that provide discount products and services, protection benefits and retail services to more than one million customers in the United States and Canada. Aon Risk Solutions is the global risk management business of Aon plc (NYSE:AON).

Aon Affinity acquired Access Plans through the merger of a wholly owned subsidiary of Aon Affinity with Access Plans. This merger resulted in the acquisition of all of the outstanding shares of and options to acquire Access Plans’ common stock for an aggregate consideration of $70.102 million in cash.

Aon Affinity focuses on providing custom insurance and risk management programs to more than 200 major professional associations and corporations, serving 16.5 million individual customers.

Access Plans is the nation’s largest membership plan provider in the specialty rent-to-own market space. The company bundles a broad range of insurance and non-insurance products and services—from discounted medical, dental, vision and pharmacy services to groceries, restaurant meals and hotel rooms. These plans are sold to consumers primarily through more than 300 retail and rent-to-own businesses. Access Plans is expected to add approximately $18 million of revenue to Aon’s financials.

“The completion of this acquisition immediately expands the footprint of Aon Affinity. Access Plans’ consumer discount products will help us build relationships with new channel partners, resulting in differentiated offerings,” said Bill Vit, president of Aon Affinity. “With Aon’s breadth and depth of expertise, we are ready to help Access Plans’ legacy clients manage their business risk with the advice and offerings available through Aon Risk Solutions.”

Danny Wright, chairman and chief executive officer of Access Plans, added, “As a wholly owned subsidiary of Aon Affinity, Access Plans clients will have greater options as they benefit from the resources of the leading risk advisory in the world, Aon Risk Solutions.”

Access Plans’ existing complementary product and service portfolio across diversified affinity and discount product buyers will provide for cross-sell opportunities, including the marketing of Access Plans products and services to new clients as well as the marketing of Aon Affinity’s offerings to Access Plans clients.

The executive team and administrative staff of Access Plans will remain in their Norman, Okla. and Irving, Texas locations. With the addition of Access Plans’ 70 colleagues, the Aon Affinity team now has 1,270 U.S.-based colleagues. As a result of the transaction, Access Plans is no longer a publicly traded company and its common stock is no longer quoted on the OTC Bulletin Board.

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About Aon Affinity

Aon Affinity is a trade name for Affinity Insurance Services, Inc. Aon Affinity combines the specialized knowledge of affinity program management with the extensive resources of a global company to help clients achieve their goals. With an innovative approach to program strategy, from the design of products and services to the delivery of the marketing message, Affinity offers full-service capabilities; technical expertise and industry knowledge to deliver value to clients. Visit http://www.aon.com/affinity for more information.

About Aon

Aon plc (NYSE:AON) is the leading global provider of risk management, insurance and reinsurance brokerage, and human resource solutions and outsourcing services. Through its more than 61,000 colleagues worldwide, Aon unites to empower results for clients in over 120 countries via innovative and effective risk and people solutions and through industry-leading global resources and technical expertise. Aon has been named repeatedly as the world’s best broker, best insurance intermediary, reinsurance intermediary, captives manager and best employee benefits consulting firm by multiple industry sources. Visit http://www.aon.com for more information on Aon and http://www.aon.com/manchesterunited to learn about Aon’s global partnership and shirt sponsorship with Manchester United.

Safe Harbor Statement

This communication contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the possibility that the expected efficiencies and cost savings from the transaction will not be realized, or will not be realized within the expected time period; and disruption from the transaction making it more difficult to maintain business and operational relationships. Further information concerning Aon, Access Plans and their respective businesses, including factors that potentially could materially affect Aon’s and Access Plans’ financial results, is contained in Aon’s and Access Plans’ filings with the Securities and Exchange Commission (the “SEC”). See Aon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, Access Plans’ Annual Report on Form 10-K for the fiscal year ended September 30, 2011 and other public filings with the SEC for a further discussion of these and other risks and uncertainties applicable to Aon’s and Access Plans’ businesses. Neither Aon nor Access Plans undertakes, and each of them expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in their respective expectations, except as required by law.

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